CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JOHCM Funds Trust of our report dated November 23, 2022, relating to the financial statements and financial highlights, which appears in JOHCM Credit Income Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM Emerging Markets Discovery Fund, JOHCM Global Select Fund, JOHCM Global Income Builder Fund, JOHCM International Opportunities Fund, JOHCM International Select Fund, Regnan Global Equity Impact Solutions, TSW High Yield Bond Fund, TSW Large Cap Value Fund, and TSW Emerging Markets Fund’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
January 26, 2023